Exhibit 10.1

May 5, 2006

Ms. Nancy Schmelkin
817 Kingsbridge Way
Buffalo Grove, IL 60089

Dear Nancy:

This letter will confirm the agreement between you and Aksys, Ltd. (the “Company”) regarding your separation of employment from the Company.

1.    Separation from the Company

For sound business reasons, the Company has decided to terminate your employment effective May 5, 2006. By signing this letter agreement, you acknowledge that your separation from Aksys Ltd will be effective on May 5, 2006 (the “Separation Date”). As of the Separation Date, you will no longer be required to fulfill any of the duties and responsibilities associated with your position.

2.    Vacation Pay

You will be paid for all unused vacation that you have earned through your Separation Date. This payment will be made no later than the regularly scheduled pay date of May 15, 2006, regardless of whether you sign this letter agreement.

3.    Severance Payment

After the Effective Date (as defined below) of this letter agreement, the Company agrees to pay you $106,087.50, less deductions required by law (the “Settlement Amount”), representing six months severance pay, paid out in equal installments made on each regularly-scheduled pay date after the Effective Date. These payments will continue until the total amount of your Settlement Amount has been paid (the Severance Period)  Such Settlement Amount shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its affiliates. You understand that the Settlement Amount paid to you represents the consideration for signing this Release and is not salary, wages or benefits to which you were already entitled. You also acknowledge and represent that you have already received everything (other than expense reimbursements for items submitted on or prior to the date hereof) to which you were entitled by virtue of your employment relationship with the Company.

4.    Payment of Salary Withhold

You will receive a check for $10,609 (less applicable withholding) as part of the regularly scheduled May 15 payroll. This amount is based on a withhold of $1,768 per pay period for 6 pay periods.

5.    Retention Payments through 2006

You will not be eligible to receive any payments from this program after the Separation Date.

6.    Stock Options

Any stock options you may have may be exercised or expire according to the terms of the applicable company stock option plan.

7.    Medical Benefits

As of your Separation Date, you will be eligible for continued medical coverage under COBRA. For the Severance Period, the same premium you paid as an employee will be withheld from each severance check, and the Company will pay the remainder. At the conclusion of the Severance Period, you will be responsible for the payment of the entire COBRA premium.

8.         Telephone and Laptop Computer

The Company agrees that you may continue to use the laptop computer until you succeed in finding full time employment or establish an independent consulting practice as your primary employment . You will be removed from the Company information system effective on your Separation Date.

9.    Release by You

(a)                                  You (for yourself, your heirs, assigns or executors) release and forever discharge the Company, its affiliates, and its and their directors, officers, investors, agents, and employees (the “Releasees”) from any and all claims, suits, demands, causes of action, contracts, including without limitation any employment or severance agreements or letter, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the date this letter agreement becomes effective and enforceable (“Claims”) of any kind, which relate in any way to your employment with the Company or the termination of that employment, except those arising out of the performance of this letter agreement, all claims for employee benefits, including without limitation under the Employee Retirement Income Security Act of 1974, as amended, and all claims related to your rights under the 401(k), health insurance, dental insurance, long term disability, short term disability, life and AD&D insurance plans of the Company. Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination, wrongful discharge or discharge in violation of public policy under any local, state, or federal law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Illinois Human Rights Act; and any and all claims for unpaid bonuses or other compensation, under any federal, state or local law or ordinance.

(b)                                 In signing this Release you acknowledge that you intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You specifically waive any rights you may have pursuant to California Civil Code § 1542, which reads: “SECTION 1542. [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASES.]  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”  You acknowledge and agree that this waiver is an essential and material term of this Release and without such waiver the Company would not have paid the Settlement Amount described in paragraph 3.

(c)                                  You agree that in the event you bring your own Claim in which you seek damages against the Company, or in the event you seek to recover against the Company in any Claim brought by a governmental agency on your behalf, this release shall serve as a complete defense to such Claims.

(d)                                 Notwithstanding any other provision of this letter agreement to the contrary, by signing this letter agreement:

(i)                                     You agree that this letter agreement constitutes a knowing and voluntary waiver of all rights or claims you may have against any one or more of the Releasees, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA from the beginning of time to the date you sign this letter agreement;

(ii)                                  The Company advises you in writing to consult with an attorney prior to signing this letter agreement;

(iii)                               You received this letter on May 5, 2006. You represent and warrant that the Company gave you a period of forty-five (45) calendar days in which to consider this letter agreement before signing it. If you sign this letter agreement at any time prior to the end of the forty-five (45) day period that the Company gave you in which to consider this letter agreement, the early signing was a knowing and voluntary waiver of your right to consider this letter agreement for forty-five (45) days, and was due to your belief that you had ample time in which to consider and understand this letter agreement, and in which to review this letter agreement with an attorney;

(iv)                              The Company and you agree that, for a period of eight (8) calendar days following your signing of this letter agreement, you have the right to revoke this letter agreement by written notice to Mr. Laurence Birch, Chief Financial Officer and interim President and Chief Executive Officer, Aksys Ltd., Two Marriott Drive Lincolnshire, IL 60069. The Company and you further agree that this letter agreement shall not become effective or enforceable until the revocation period of eight (8) calendar days has expired; and

(v)                                 Your acceptance of the monies paid by the Company, as described in this letter agreement, at any time more than eight (8) calendar days after your signing of this letter agreement will constitute an admission by you that you did not revoke this letter agreement during the revocation period of eight (8) calendar days, and will further constitute an admission by you that this letter agreement has become effective and enforceable. This letter agreement will become effective eight (8) calendar days after it is signed by you (the “Effective Date”).

10.  Additional Agreements

(a)                                  You also agree not to disparage the Company, or its past and present investors, directors, officers or employees, and to keep all confidential and proprietary information about the past or present business affairs of the Company confidential unless a prior written release from the Company is obtained.

(b)                                 You further acknowledge and agree that as of the date hereof, you have returned to the Company any and all property, tangible or intangible, relating to its business, which you possessed or had control over at any time, including but not limited to company-provided credit cards, building or office access cards, corporate identification card, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data, and that you shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

11.  Confidentiality of this Agreement

The contents of this agreement, including but not limited to its financial terms, are strictly confidential. By signing this agreement you agree and represent that you will maintain the confidential nature of the agreement, except (a) to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (b) as otherwise required by law, in which case you shall notify the Company writing in advance of disclosure; and (c) as necessary to enforce this agreement.

12.  No Transfer or Assignment

You acknowledge that you have neither made nor offered to make nor will make any assignment or transfer any claims covered by the above release and that you are the sole and absolute legal and equitable owner of any and all thereof. You and the Company agree that no interest or right you have or any of your beneficiaries has to receive payment or to receive benefits under this letter agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law. Nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against you or your beneficiary, including for alimony, except to the extent required by law.

13.  No Admissions

This letter agreement shall not be construed as an admission of any wrongdoing either by the Company, its affiliates, or its and their directors, officers, agents and employees.

14.  No Other Agreement

This agreement contains the entire agreement between you and the Company, and wholly supersedes any and all prior agreements or understanding between you and the Company. You acknowledge that the terms and provisions of this Agreement herein stated are the only consideration for your agreeing to the terms of this Agreement; that no other promise or agreement of any kind has been made to or with any person or entity whatsoever to cause the signing of this Agreement; and that, in signing this Agreement, you do not rely and have not relied upon any representation or statement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of the Agreement or otherwise. No part of this agreement may be changed except in writing, executed by both you and the Company.

15. Governing Law

This letter agreement shall be interpreted in accordance with the laws of the State of Illinois. Whenever possible, each provision of this agreement shall be interpreted in a manner as to be effective and valid under applicable law.

16.  Construction

Each of the parties hereto has cooperated in the drafting and preparation of this agreement. Hence, this agreement shall not be construed against any party.

17.  Counterparts

This agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18.  Full Understanding of the Agreement

You acknowledge that you have carefully read this Agreement; that you fully understand the terms, conditions, and significance of this Agreement; and that you have signed this Agreement voluntarily, knowingly, and of your own free will.

Nancy, I appreciate the effort you have put into transitioning your responsibilities and the professional manner in which you have conducted this transition.

Please indicate your agreement by signing this agreement and returning it to us on or before May 26, 2006.

Very truly yours,

/s/ Laurence P.Birch                                                            AGREED TO AND ACCEPTED BY:

Laurence P. Birch                                                                 /s/ Nancy S. Schmelkin

Printed Name                                                                        Employee Signature

President and CEO                                                               6/2/06

Aksys Ltd                                                                             Dated